Exhibit 99.1

PRESS RELEASE

12/17/12

Carlisle Completes Purchase of Thermax-Raydex Business

CHARLOTTE, NORTH CAROLINA, December 17, 2012 - Carlisle Companies Incorporated (NYSE:CSL) announced today that it has completed the purchase of the Thermax-Raydex business from Belden, Inc.  Thermax-Raydex is a leading global supplier of high-performance hook-up, data and coaxial wire and cable for mission-critical applications for commercial aerospace, defense and industrial customers and will operate within Carlisle’s Interconnect Technologies segment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our employees worldwide, who generated $3.2 billion in net sales in 2011, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:   Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com